UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2014

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2014, the Federal Home Loan Bank of Boston’s (the Bank’s) board of directors (the Board) elected Eric Chatman to fill the remainder of the term of a vacant independent directorship. Mr. Chatman’s term will conclude on December 31, 2015.

Mr. Chatman has served as president and executive director of the Connecticut Housing Finance Authority (the CHFA) since 2012 and is responsible for the policy development, strategic planning and execution of the CHFA’s affordable housing finance mission. Prior to serving in that role, Mr. Chatman served as deputy director and chief financial officer of the Iowa Finance Authority from 2008 to 2012. Prior to those roles, Mr. Chatman held various corporate finance, treasury and capital markets roles, both domestic and international, including having served as treasurer of the Federal Home Loan Bank of Des Moines.

The Board has not yet determined on which committees Mr. Chatman will serve.

Mr. Chatman was elected in accordance with the rules governing the election of Federal Home Loan Bank directors to fill vacant directorships specified in the Federal Home Loan Bank Act of 1932 and the related regulations of the Federal Housing Finance Agency.

Mr. Chatman will be compensated in accordance with the Bank’s 2014 Director Compensation Policy, which has been filed as Exhibit 10.1 to the Bank’s Amendment No. 1 to its Current Report on Form 8-K/A, which was filed with the Commission on December 20, 2013. Mr. Chatman is also entitled to participate in the Bank’s nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. Mr. Chatman is also eligible to be reimbursed for reasonable travel, subsistence, and other related expenses incurred in connection with his duties as a Bank director.

Neither Mr. Chatman nor any member of his immediate family has or has had any interest in any transaction or proposed transaction that requires disclosure under applicable rules and regulations.

There is no arrangement or understanding between Mr. Chatman and any other person pursuant to which Mr. Chatman was elected director.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 17, 2014	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer